COVISTA COMMUNICATIONS, INC.
                             150 Clove Road
                       Little Falls, New Jersey  07424


                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of
COVISTA COMMUNICATIONS, INC.:

     You are hereby given notice that a Special Meeting of Shareholders (the "Meeting") of Covista Communications, Inc. (the "Company") will be held at 150 Clove Road, 8th Floor, Little Falls, New Jersey 07424 at 11:00 AM, EST, on March 29, 2001, to consider and act upon the following matters:

     (1) The Company's issuance and sale of 3,500,000 shares of the Company's common stock, par value $.05, to three persons who are or will become directors or officers of the Company (the "Stock Issuance Proposal"); and

     (2) Such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has approved and recommends that you vote in favor of the Stock Issuance Proposal to be presented at the Meeting.

     The Board of Directors has fixed the close of business on March 6, 2001, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. The share transfer books will not be closed.

     YOU ARE EARNESTLY REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW THE PROXY AND VOTE YOUR OWN SHARES.

                                   By Order of the Board of Directors

                                   Thomas P. Gunning
                                   Secretary


March 9, 2001
Little Falls, New Jersey

                       COVISTA COMMUNICATIONS, INC.
                        -------------------------

                           PROXY STATEMENT
                        -------------------------
                     SPECIAL MEETING OF SHAREHOLDERS
                             March 29, 2001


                          GENERAL INFORMATION

     The proxy accompanying this Proxy Statement is solicited by the Board of Directors of Covista Communications, Inc. (the "Company"). All proxies in the accompanying form which are properly executed and duly returned will be voted in accordance with the shareholders' instructions thereon at the Special Meeting of Shareholders (the "Meeting"), to be held on Thursday, March 29, 2001, at 11:00 A.M., EST, at the principal executive offices of the Company, 150 Clove Road, 8th Floor, Little Falls, New Jersey 07424, to consider and act on the following proposal (the "Stock Issuance Proposal"):

     The Company's issuance and sale of 3,500,000 shares of the Company's common stock, par value $.05, to three persons who are or will become directors or officers of the Company (the "Stock Issuance Proposal").

     Only holders of record of the Company's common stock, par value $.05 per share (the "Common Stock"), at the close of business on March 6, 2001 will be entitled to vote at the Meeting. On that date, 7,944,271 shares of Common Stock were issued and outstanding, and such shares are the only shares entitled to vote at the Meeting. Each outstanding share of Common Stock is entitled to one vote at the Meeting. Expenses incurred in the solicitation of proxies will be paid by the Company.

     A majority of the outstanding shares entitled to vote at the Meeting and represented in person or by proxy will constitute a quorum. Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the shares entitled to vote thereon. Abstentions and proxies relating to "street name" share for which brokers have not been received voting instructions from the beneficial owner ("Broker Non-Votes") will be counted to determine whether a quorum is present. Both abstentions and Broker Non-Votes will be counted as part of the total number of votes cast on the Stock Issuance Proposal in determining whether the Stock Issuance Proposal has been approved by the shareholders. Thus, both abstentions and Broker Non-Votes will have the effect of votes "against" the Stock issuance Proposal.

     A proxy may be revoked at any time before it is voted at the Meeting by filing with the Secretary of the Company, notice to such effect or a duly executed proxy bearing a later date. If no instructions are indicated, the proxies will be voted in accordance with management's recommendations set forth herein. The persons named as proxies intend to vote in accordance with their discretion on any matter which may properly come before the Meeting or any adjournment thereof. Shareholders who are present at the Meeting may revoke their proxies and vote in person if they so desire.

     This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about March 9, 2001.


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
FORWARD-LOOKING STATEMENTS

     From time to time, in written reports and oral statements, management may discuss its expectations regarding the Company's future performance. Generally, these statements relate to business plans or strategies, projected or anticipated benefits, or other consequences of such plans or strategies or other actions taken or to be taken by the Company, including the impact of such plans, strategies or actions on the Company's results of operations or components thereof, projected or anticipated benefits from operational changes, acquisitions or dispositions made or to be made by the Company, or projections involving anticipated revenues, costs, earnings or other aspects of the Company's results of operations. The words "expect," "believe," "anticipate," "project," "estimate," "intend" and similar expressions, and their opposites, are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance but rather are based on currently available competitive, financial and economic data and management's operating plans. These forward-looking statements involve risks and uncertainties that could render actual results materially different from management's expectations. Such risks and uncertainties include, without limitation, the availability of capital to fund operations, risks related to the Company's history of losses, changes in applicable regulations, general economic conditions and other risk factors (the "Risk Factors") described from time to time in the Company's reports filed with the Securities and Exchange Commission (the "SEC").

     All statements herein that are not statements of historical fact are forward-looking statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that those expectations will prove to have been correct. Certain other important factors that could cause actual results to differ materially from management's expectations ("Cautionary Statements") are disclosed in this proxy statement and in the other filings of the Company with the SEC. All written forward-looking statements by or attributable to management in this information statement are expressly qualified in their entirety by the Risk Factors and the Cautionary Statements. Investors must recognize that events could turn out to be significantly different from what management currently expects.

                SUMMARY OF THE STOCK ISSUANCE PROPOSAL

GENERAL

     On February 1, 2001, the Board of Directors of the Company unanimously authorized a transaction (the "Stock Issuance Transaction") involving the issuance and sale of a total of 3,500,000 shares of Common Stock to the following three persons (the "Purchasers") in the amounts indicated: Kevin Alward, 1,000,000 shares; A. John Leach, 500,000 shares; and Henry G. Luken, III, 2,000,000 shares. Pursuant to the rules of the Nasdaq Stock Market, consummation of the Stock Issuance Transaction is subject to the approval of the Company's shareholders because Messrs. Leach and Luken currently are directors and officers of the Company, and, in addition, because upon completion of the Company's pending acquisition of Blink Data Corporation, it is expected that Mr. Alward will become an officer of the Company.

     The purchase price for the Common Stock proposed to be issued to Messrs. Alward, Leach and Luken will be $2.00 per share. On February 1, 2001, the date on which the Board of Directors approved the Stock Issuance Transaction, the closing price of the Common Stock on the Nasdaq National Market was $2.00 per share.

BACKGROUND OF AND REASONS FOR THE STOCK ISSUANCE TRANSACTION

     For the past two years the Company has sustained significant operating losses, and has an immediate need for additional capital to finance its ongoing operations. The Company currently has a net working capital deficiency in excess of $6,000,000, and during the past three fiscal years has sustained substantial operating losses.

     Over the course of the past 12 months, the Company explored several sources of financing. However, the Company believes that the terms of the Stock Issuance Transaction are more favorable to it than the terms of any other alternative forms of financing available to the Company. Therefore, the Company's purpose in engaging in the Stock Issuance Transaction is, among other things, to obtain the equity capital to be provided by the Purchasers, which it requires to satisfy its working capital needs.

CERTAIN RISKS ASSOCIATED WITH THE STOCK ISSUANCE TRANSACTION

     The Company is in need of capital to fund its medium and long-term working capital requirements and its growth strategy. If the Stock Issuance Transaction is not consummated, the Company can provide no assurance that alternative financing can be obtained on terms and conditions that are as favorable to the Company as the Stock Issuance Transaction.

     Consummation of the Stock Issuance Transaction will result in certain adverse consequences, including a dilutive effect on existing shareholders; and the possible deterrence of third party offers to acquire the Company.

APPRAISAL RIGHTS

     Shareholders will not have appraisal or similar rights in connection with the Stock Issuance Transaction.

INTERESTS OF CERTAIN PERSONS IN THE STOCK ISSUANCE TRANSACTION

     In connection with the Stock Issuance Transaction, A. John Leach, the Company's President, Chief Executive Officer and a director, will purchase 500,000 shares, and Henry G. Luken, III, a director of the Company, will purchase 2,000,000 shares, all at a purchase price of $2.00 per share. In addition, Kevin Alward will purchase 1,000,000 shares, also at a purchase price of $2.00 per share. It is expected that upon completion of the Company's pending acquisition of Blink Data Corporation, Mr. Alward will become the Chief Operating Officer of the Company. On February 1, 2001, the date on which the Board of Directors approved the Stock Issuance Transaction, the closing price of the Common Stock on the Nasdaq National Market was $2.00 per share.

     According to an employment agreement between the Company and its Chief Executive Officer, A. John Leach, in the event of a change of control of the Company, all of Mr. Leach's stock options, stock appreciation rights, restricted stock grants or stock bonuses and similar benefits, if any, shall be deemed to vest in full on the effective date of such change of control. A more detailed discussion of this employment agreement is provided in "Compensation of the Chief Executive Officer."

APPROVAL REQUIRED AND RECOMMENDATION

     The approval of the Company's shareholders is required in order for the Company to consummate the Stock Issuance pursuant to the rules governing securities listed for quotation on the Nasdaq National Market. For such purposes, the minimum vote that will constitute shareholder approval is a majority of the total votes cast on the proposal in person or by proxy. Approval of the Stock Issuance Transaction by the Company's shareholders is not otherwise required under New Jersey law or by the Company's Articles of Incorporation or Bylaws.

     The Board of Directors, by unanimous vote of all the directors other than Messrs. Leach and Luken, who abstained from voting due to their interest in the Stock Issuance Transaction, has determined that the Stock Issuance Proposal is in the best interests of the Company's shareholders, and has approved the issuance of the 3,500,000 shares of Common Stock to the Purchasers contemplated thereby, and recommends approval of the Stock Issuance Proposal by the shareholders.

                  SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS
                             AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of February 22, 2001 by (1) each person known by the Company to be the beneficial owner of more than 5% of the issued and outstanding shares of Common Stock, (2) each director and each Named Executive (as defined below) and (3) all directors and executive officers as a group. Unless otherwise indicated, each such person (alone or with family members) has sole voting and dispositive power with respect to the shares listed opposite such person's name. Except as otherwise indicated, the address of each such person is c/o Covista Communications, Inc., 150 Clove Road, 8th Floor, Little Falls, New Jersey 07424.

Name and Address                 Number of  Shares            Percentage
of Beneficial Owner                   Owned (1)                 of Class
--------------------              -----------------            -----------
Walt Anderson (2)                   3,602,904 (3)                45.07%
Donald A. Burns (4)                 1,883,261 (5)                23.71%
Thomas Cirrito (6)                    504,694 (7)                 6.31%
Covista Communications, Inc.          600,000                     7.51%
  Employee Stock Ownership Plan
Foundation for the International
  Non-Governmental Development of
  Space (8)                           725,329 (9)                 9.07%
Thomas P. Gunning                      54,200 (10)                   *
Leon Genet                             41,120                        *
Michael A. Karp (11)                  424,954                     5.32%
A. John Leach                          54,000 (12)                   *
Henry G. Luken, III                   225,035 (13)                2.81%
Jay J. Miller                             400                        *
All directors and officers
  as a group (6 persons)            3,977,659 (14)               49.64%

*     Less than 1%.

(1) Except as otherwise set forth in the footnotes to this table, all shares are beneficially owned and sole investment and voting power is held by the persons named above, to the best of the Company's knowledge.

(2) The address of this director is c/o Entree International, 1023 31st Street, NW, Suite 300, Washington, D.C. 20007.

(3) Includes 1,241,708 shares owned by Gold & Appel Transfer, S.A. and 2,353,896 shares owned by Revision LLC, a wholly owned subsidiary of Gold & Appel Transfer, S.A. Of the 2,353,896 shares owned by Revision LLC, 1,179,732 are pledged to Donald A. Burns to secure a loan. Excludes 725,329 shares owned by the Foundation for International Non-Governmental Development of Space, of which Mr. Anderson is the President and a director, as to which Mr. Anderson disclaims beneficial ownership.

(4) The address of this shareholder is 1021 North Ocean Boulevard, Palm Beach, FL 33480.

(5) Includes 1,179,732 shares owned of record by Revision LLC, and 703,529 shares owned of record by the Foundation for International Non-Governmental Development of Space, which shares are pledged to Mr. Burns to secure a loan. Such loan is currently in default, and consequently Mr. Burns has voting power with respect to such pledged shares
(6)  The address of this shareholder is 7716 Carlton Place, McLean, VA  22102

(7) Includes 484,694 shares owned of record by Atocha LP, of which Mr. Cirrito is general partner.

(8) The address of this shareholder is 1023 31st Street, NW, Suite 300, Washington, D.C. 20007.

(9) Of the 725,329 shares owned by the Foundation for International Non-Governmental Development of Space, 703,529 are pledged to Donald A. Burns to secure a loan.

(10) Includes 20,000 shares issuable to Mr. Gunning under presently exercisable options.

(11) The address of this shareholder is 3416 Sansom Street, Philadelphia, PA 19104.

(12) Excludes 500,000 shares issuable to Mr. Leach subject to shareholder approval of the Stock Issuance Proposal, as described herein. Includes 48,000 shares issuable to Mr. Leach under presently exercisable options.

(13) Excludes 2,000,000 shares issuable to Mr. Luken subject to shareholder approval of the Stock Issuance Proposal, as described herein.

CHANGES IN CONTROL

     In September 1999, Walt Anderson, then a director of the Company, Revision LLC, an entity controlled by Mr. Anderson, Warren Feldman, then the Chairman of the Board of the Company, and Solomon Feldman, Warren Feldman's brother, entered into a Put Agreement which was subsequently amended to add the Foundation for the International Non-Governmental Development of Space ("FINDS") as a party (as amended, the "Feldman Put Agreement"). In September 1999, Walt Anderson, Revision LLC and Leon Genet entered into a separate Put Agreement (the "Genet Put Agreement" and, together with the Feldman Put Agreement, the "Put Agreements"). Pursuant to the Put Agreements, Warren Feldman and Solomon Feldman had the right, but not the obligation to sell to Revision LLC and FINDS a total of 1,208,137 shares of Common Stock.

     Pursuant to a series of purchases that occurred during the period from January 1999 through March 2000 pursuant to the Put Agreements, as well as additional open market transactions, Walt Anderson increased his beneficial ownership of the Common Stock from approximately 3,057,000 shares, representing approximately 40% of the outstanding Common Stock, to approximately 3,603,000 shares, representing approximately 45% of the outstanding Common Stock. In addition, pursuant to a series of purchases that also occurred during this period pursuant to the Put Agreements, as well as additional open market transactions, FINDS increased its ownership of the Common Stock from approximately 133,000 shares, representing less than 2% of the then outstanding Common stock, to 703,529 shares, representing approximately 9% of the new then outstanding Common Stock. Mr. Anderson is the President and a director of FINDS, but disclaims beneficial ownership of the Common Stock owned by FINDS.

     In connection with the foregoing transactions, in October 1999, Warren Feldman resigned as the Company's Chairman of the Board, and such position was filled by Walt Anderson. A change in control of the Company may be deemed to have occurred as a result of the foregoing transactions.

     In August 2000, Walt Anderson and two entities controlled by him, Gold & Appel Transfer, S.A. and Revision LLC, along with FINDS, entered into a Stock Pledge Agreement with Donald A. Burns, which was subsequently amended in October 2000 (as amended, the "Pledge Agreement"). Pursuant to the Pledge Agreement, Revision LLC has pledged 1,179,732 shares of Common Stock, and FINDS has pledged 703,529 shares of Common Stock, to secure a $13,000,000 loan made by Mr. Burns to Mr. Anderson, Gold & Appel Transfer, S.A. and Revision LLC. Such loan is currently in default, and consequently Mr. Burns has voting power with respect to the subject pledged shares. Were Mr. Burns to foreclose upon the 1,883,261 shares of Common Stock pledged pursuant to the Pledge Agreement, which represent approximately 24% of the outstanding Common Stock, it could be deemed to result in a change of control of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation which the Company paid during the fiscal years ended January 31, 2001, 2000 and 1999 to its Chief Executive Officer and to each executive officer of the Company or person performing similar functions whose aggregate remuneration exceeded $100,000, during the Company's fiscal year ended January 31, 2001 (the "Named Executives").

                       SUMMARY COMPENSATION TABLE

Name and            Fiscal Year  Annual Compensation     Other      Compensation     All
Principal              Ended     -------------------     Annual       Awards        Other
Position            January 31   Salary($)  Bonus($)  Compensation   Options(1)  Compensation($)
-----------       -------------  -------------------  ------------   ----------- ---------------
A. John Leach     2001           $210,000   $    0    $ 0            -            $ 15,346 (3)
President and
Chief Executive
Officer (2)

Thomas P.         2001           $147,360   $    0    $ 0            -            $ 11,427 (4)
Gunning           2000           $140,000   $    0    $ 0            -            $ 11,179  (5)
Vice President,   1999           $124,230   $2,000    $ 0            -            $ 10,161  (6)
Treasurer
and Secretary
-------------------------------------------------------------------------------------------------

(1)     See Option Grant Table below.

(2)     Mr. Leach joined the Company on May 18, 2000.

(3) The amount shown represents the Company's contribution under its 401(K) Deferred Compensation and Retirement Savings Plan of $346 and $15,000 in reimbursement for certain relocation expenses.

(4) The amount shown represents the Company's contribution under its 401(K) Deferred Compensation and Retirement Savings Plan of $4,460, $2,167 for the use of a Company's vehicle for non-business purposes and $4,800 for term life insurance premiums.

(5) The amount shown represents the Company's contribution under its 401(K) Deferred Compensation and Retirement Savings Plan of $4,200, $2,179 for the use of a Company's vehicle for non-business purposes and $4,800 for term life insurance premiums.

(6) The amount shown represents the Company's contribution under its 401(K) Deferred Compensation and Retirement Savings Plan of $3,837, $1,524 for the use of a Company's vehicle for non-business purposes and $4,800 for term life insurance premiums.

     The following table sets forth information regarding grants of options to the Named Executives during the Company's fiscal year ended January 31, 2001.

                             OPTION GRANT TABLE

                                                                               Potential Realiz-
                                                                               able Value at
                                      % of Total                               Assumed Rates of
             Number of Securities Options/SARs Granted                         Stock Appreciation
             Underlying Options/   to Employees in      Exercise Expiration for Option Term
Name         SARs Granted(#)          Fiscal Year        Price     Date        5%       10%
----         --------------------  -------------------   ------  ---------- ---------- --------
A. John Leach   288,000 (1)              61.92%          $14.25  May 18,2003 $646,893 $1,358,424

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(1)     Stock options granted under the 1996 Stock Option Plan.  Vesting in six equal semi-annual installments, commencing six months from the date of grant. The market price on the date of grant was less than the exercise price of $14.25 per share.

     The following table sets forth information concerning each exercise of a stock option during the Company's fiscal year ended January 31, 2001 by each of the Named Executives, and the number and value of unexercised options granted by the Company held by each of the Named Executives on January 31, 2001.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION VALUES

                                     Number of Securities
                                              Underlying Unexer-        Value of Unexercised
                                              cised Options/SARS        In-the-Money Options/SARs
                  Shares Acquired  Value      at Fiscal Year End        at Fiscal Year End
Name              on Exercise(#) Realized($)  Exercisable/Unexercisable Exercisable/Unexercisable
----              -------------  -----------  ------------------------- -------------------------
Thomas P. Gunning     16,500       $58,078         20,000/8,500             $8,325/$0


COMPENSATION OF DIRECTORS

     For the fiscal year ended January 31, 2000, each director who was not an employee of the Company was entitled to receive a director's fee of $15,000 per year, and to be reimbursed for out-of-pocket expenses incurred in connection with his attendance at meetings. However, Messrs. Anderson and Luken waived the right to receive such compensation.

REPORT ON REPRICING OF OPTIONS

     On February 23, 2000, the Board of Directors approved the repricing of all options with an exercise price varying between $14.625 and $21.50 to $14.25. The market price on the date of repricing was less than $14.25.

     The following Option Repricing Table shows options repriced in the February repricing program for the Named Executives. The Company did not reprice any options prior to February 2000.

                        OPTION REPRICING TABLE

                                                                               Length of
                          Number of        Market Price   Exercise             Original Option
                          Securities       of Stock       Price at    New      Term Remaining
                          Underlying       at time of     Time of     Exercise at Date of
Name              Date    Options Repriced Repricing (1)  Repricing   Price    Repricing
-----             ----   ----------------- ------------  ----------   -------- -----------------
Thomas P. Gunning 2/23/00   2,000           $13.50        $21.50        $14.25    41 months
Vice President,   2/23/00   2,500           $13.50        $16.00        $14.25    49 months
Treasurer and     2/23/00   2,500           $13.50        $16.96        $14.25    49 months
Secretary         2/23/00   2,500           $13.50        $17.98        $14.25    49 months
                  2/23/00   2,500           $13.50        $19.06        $14.25    49 months

------------------------------------------------------------------------------
(1) Represents the closing price of the Common Stock on the NASDAQ Stock Market on February 23, 2000.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Jay J. Miller, a director of the Company, has provided various legal services for the Company during fiscal 2001. In fiscal 2001, the Company has paid $284,295 to Mr. Miller for services rendered and accrued during fiscal 2000. As of February 22, 2001, the Company had invoices payable to Mr. Miller totaling $181,489. The Company believes that Mr. Miller's fees were reasonable for the services performed and were no less favorable to the Company than could have been obtained from an unrelated third party.

REPORT ON EXECUTIVE COMPENSATION

     The following report describes the policies pursuant to which compensation was paid to executive officers of the Company for performance during the fiscal year ended January 31, 2001.

COMPENSATION PHILOSOPHY AND APPROACH

     Generally, the Company seeks to attract, retain and motivate its executive officers through a combination of base salary, incentive awards based upon individual performance and stock option awards under the Company's 1996 Stock Option Plan and otherwise. The Board of Directors believes that a substantial portion of the aggregate annual compensation of each executive officer should be influenced by the performance of the Company and the individual contribution of the executive officer.

     BASE SALARIES

     The Board of Directors believes that the base salaries of the Company's executive officers for fiscal 2001 were generally below those for other comparable positions within the telecommunications service industry and similar industries. However, the Company places significant emphasis on incentive awards and stock option grants as a means of motivating and rewarding its management. The Board of Directors believes that this strategy provides optimal incentives for management to create long-term shareholder value.

     INCENTIVE COMPENSATION PAYMENTS

     In addition to base pay, some of the Company's senior executives (including its Chief Executive Officer) are eligible to receive bonuses and stock option awards. Bonuses and stock options may be awarded, based upon the individual performance of each executive officer at the sole discretion of the Board of Directors. No cash bonuses were paid to the Company's Named Executive Officers for their performance during fiscal 2001. Stock option grants made to the Named Executive Officers during fiscal 2001 are described in "Option/SAR Grants in Last Fiscal Year."

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The compensation policies applicable to the Company's Chief Executive Officer are similar to those applicable to the Company's other executive officers. Mr. Leach has a three year employment agreement with the Company effective as of May 18, 2000, pursuant to which Mr. Leach was paid an annual base salary of $300,000 during fiscal 2001. Pursuant to this agreement, Mr. Leach is also entitled to receive a signing bonus in the amount of $25,000 to cover relocation and other expenses, however, as of this date Mr. Leach has accessed $15,000 of this amount. Mr. Leach is also entitled to receive an annual bonus in an amount not to exceed 100% of his then effective base salary, based upon Mr. Leach's attainment of annual revenue and earning targets, as well as management goals set by the Board of Directors. Mr. Leach is guaranteed a minimum bonus payment of $150,000 during the first year of this agreement.

     In connection with his appointment as Chief Executive Officer of the Company, Mr. Leach was granted stock options under the Company's 1996 Stock Option Plan to purchase 288,000 shares of Common Stock. The options granted to Mr. Leach are scheduled to vest over a period of three years, in six equal semi-annual installments commencing on November 18, 2000. The exercise price for the option is $14.25 and is based on the fair market value of the Common Stock on the date of the grant, and the options expire after a term of ten years. According to the agreement, in the event that the Common Stock does not close at or above $14.25 for at least 20 consecutive trading days between May 18, 2000 and May 18, 2001, a new exercise price will be calculated based on the average closing price of the Common Stock for the 40 trading days prior to May 18, 2001.

     In the event of a "change of control" of the Company, all of Mr. Leach's stock options, stock appreciation rights, restricted stock grants or stock bonuses and similar benefits , if any, shall be deemed to vest in full on the effective date of such change of control. Pursuant to the agreement, a "change of control" shall be deemed to occur if: (i) any "person" or "group" (as such terms are used in Sections 3, 3(a), 9 and 13(d) of the Securities Exchange Act of 1934, as amended (the "Act")) other than Walt Anderson, Revision LLC or any of their respective affiliates becomes a beneficial owner (as such term is used in the rules promulgated under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; (ii) a change in "control" of the Company (as such term is defined in Rule 12b-2) shall have occurred; (iii) the majority of the Board of Directors, as such entire Board of Directors is composed as of May 18, 2000, no longer serve as directors of the Company, except that there shall not be counted toward such majority who no longer serve as directors Mr. Leach or any director who ceased to serve either prior to the date of the change in control, for any reason, or at any other time due to voluntary resignation (other than in connection with an event described in (iv) or (v) below), death, disability or termination for

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cause; (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or (v) the shareholders of the Company approve a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the combined voting power of the Company's voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that no change in control shall be deemed to have occurred in any plan of liquidation, sale of assets, merger or consolidation provided in (iv) and (v) above is not consummated. In addition, any transaction involving a leveraged buyout or other acquisition of the Company which would otherwise constitute a change in control, in which Mr. Leach participates in the surviving or successor entity (other than solely as an employee or consultant) will not constitute a change in control.

     The Board of Directors believes that the overall compensation packages provided to the Company's Chief Executive Officer have been at the lower end of the range for similar positions in the telecommunications service industry and similar industries. However, stock option grants provide a mechanism for the Chief Executive Officer, along with other senior executive officers of the Company, to benefit directly from strong management performance. Thus, a substantial portion of the Chief Executive Officer's total compensation is tied directly to the creation of shareholder value.

     The Report on Executive Compensation shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall not otherwise be deemed filed under such Acts.

                              Respectfully Submitted

                              THE COMPENSATION COMMITTEE

                              Henry G. Luken, III
                              Jay J. Miller




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STOCK PERFORMANCE CHART

     The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation) during the previous five years in comparison to returns of the NASDAQ Stock Market (U.S.) Index and a peer group index. The chart assumes $100 was invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in Covista Common Stock, the NASDAQ Stock Market (U.S.) Index and the peer group. The peer group index used is the NASDAQ Telecommunications Stock Index (the "Peer Group").

                 Comparative five-year Total Returns*

                 COVISTA COMMUNICATIONS, INC. STOCK

                               [Graph]

                   COVISTA         NASDAQ          PEERS
                 ----------      ----------      ----------
     1996        100             100            100
     1997        105.802         131.10888      102.233
     1998        327.2691        154.69039      155.4043
     1999        402.7927        242.14151      278.5768
     2000        330.0662        378.4294       426.5282
     2001         33.56606       205.45813      231.666


*Cumulative total return assumes reinvestment of dividends.

     The stock price performance depicted in the above graph is not necessarily indicative of future price performance. This graph will not be deemed incorporated by reference in any filing by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates the graph by reference.


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                     OTHER MATTERS TO COME BEFORE
                         THE SPECIAL MEETING

     As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other business that may come before the Meeting. However, if any other matters are properly presented to the Meeting or any adjournment thereof, the persons named in the proxies will vote upon them in accordance with their best judgment.

                         SHAREHOLDER PROPOSALS
                        FOR 2001 ANNUAL MEETING

     Proposals of shareholders intended to be presented for action at the 2001 Annual Meeting of Shareholders must be received at the Company's offices not later than May 15, 2001 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. The provisions under Rule 14a-8 of the Securities Exchange Act of 1934 shall apply to any such submission.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

     By Order of the Board of Directors.



                                   Thomas P. Gunning
March 9, 2001                      Secretary




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                  COVISTA COMMUNICATIONS, INC.
                         PROXY CARD

         The undersigned hereby appoints A. JOHN LEACH and THOMAS P. GUNNING, or either of them, attorneys and proxies with full power of substitution and with all the powers the undersigned would possess if personally present, to vote all stock of the undersigned in COVISTA COMMUNICATIONS, INC. at the Special Meeting of Shareholders, to be held on March 29, 2001 at 11:00 A.M, EST at 150 Clove Road, Little Falls, New Jersey, 07424 or at any adjourned session thereof. Said proxies are directed to vote the shares the undersigned would be entitled to vote upon the following matter, more fully described in the accompanying Proxy Statement:

     The Company's issuance and sale of 3,500,000 shares of the Company's common stock, par value $.05, to three persons who are or will become directors or officers of the Company
     (the "Stock Issuance Proposal").

     (  )     FOR           (  )     AGAINST         (  )     ABSTAIN



THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF THE STOCK ISSUANCE PROPOSAL, AND, IN THEIR DISCRETION, AS TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING. THE UNDERSIGNED HEREBY REVOKES ANY PREVIOUS PROXIES WITH RESPECT TO THE MATTERS COVERED IN THIS PROXY.

Dated: March ____, 2001
             ----

                                          ------------------------------

                                          ------------------------------
                                          Signature(s) of Shareholder(s)

Please sign exactly as name or names appear hereon. Kindly sign and return this proxy immediately. No postage required if mailed in the United States in the accompanying envelope.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS